Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-91367 and 333-66622) pertaining to employee benefit plans, of BNS Holding, Inc. of our report dated February 18, 2005 except as to Note 16, as to which the date is March 14, 2005, with respect to the consolidated financial statements of BNS Holding, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Providence, Rhode Island

March 14, 2005